Diane Creel Becomes ATI Board Chair

PITTSBURGH, PA - May 9, 2019 - Allegheny Technologies Incorporated (NYSE: ATI) announced that at the conclusion of its 2019 Annual Meeting today, Diane C. Creel became independent Board Chair upon retirement of Executive Chairman Richard J. Harshman, completing the leadership transition announced in August 2018.

Ms. Creel has served as ATI’s Lead Independent Director since the position was established in 2011. She is Chair of the Nominating and Governance Committee and a member of the Personnel and Compensation Committee.

From 2003 until her retirement in 2008, Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation, Inc., a food manufacturing waste stream technology company using patented technologies. Ecovation became a subsidiary of Ecolab Inc. in 2008. From 1992 to 2003, Ms. Creel served as Chief Executive Officer and President of Earth Tech, an international consulting engineering firm that became a subsidiary of Tyco International in 1996.

“I look forward to working with CEO Bob Wetherbee and the leadership team to accelerate ATI’s strategy,” said Ms. Creel. “ATI is a company with unique capabilities and tremendous technology, competing in strong markets. Together, we will drive shareholder returns and growth benefitting all stakeholders.”

Creating Value Thru Relentless Innovation™
ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve month period ended March 31, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.